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                                                                    EXHIBIT 10.8

                            [LETTERHEAD OF DOCENT]

                              September 22, 1998


Ms Kathleen Gogan
702 Paradise Way
Redwood City, CA 94062

Dear Kathleen:

Docent, Inc. ("Docent") is pleased to extend to you an offer of employment for the position of Vice President of Marketing on the terms described below. This offer is valid for five business days.

You will be responsible for all Docent marketing activities and will report to David R. Ellett, President and Chief Executive Officer. You will work at our facility located at 2444 Charleston Road, Mountain View, CA. Of course, Docent may change your position, duties and work location from time to time as it deems necessary.

You will start as soon as possible, but in no event later than Monday, November 2, 1998.

Your monthly base salary will be $13,333.34 ($160,000 per year) less payroll deductions and all required withholdings. You will be paid semi-monthly. You will participate in Docent's management bonus plan with a target annual bonus of $50,000 for 1998, prorated for your actual period of employment and payable based upon achievement of MBOs. In addition to the above compensation, you will be eligible to participate in Docent's standard benefit plans, which currently include medical, dental, vision, long-term disability and term life insurance; 401(k) plan; flexible spending plan, vacation of three weeks per year up to a maximum accrual of four weeks; sick leave and holidays. Details about these benefit plans are available for your review. Docent may modify compensation and benefits from time to time as it deems necessary.

Subject to approval by the Board of Directors, you will be granted an incentive stock option for the purchase of up to 252,650 shares of Docent common stock with an exercise price equal to the fair market value of Docent common stock on the date of grant as determined by the Board of Directors. This option will be granted pursuant to the Docent
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Ms Kathleen Gogan
September 22, 1998
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1997 Stock Option Plan and will be subject to vesting over four years as follows: 1/4 vests after 12 months of service, 1/48 vests each month of service thereafter.

As a condition of your employment, you agree to sign Docent's Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Docent proprietary information. This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Docent. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Further, by signing below and indicating your acceptance of this offer, you represent that you may legally work in the United State of America and agree to provide the necessary supporting documentation. As a Docent employee, you will be expected to abide by Docent rules and regulations as outlined in the Docent Employee Handbook.

Normal working hours are 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

Your employment with Docent is entered into voluntarily. As a result, you may terminate your employment with Docent at any time and for any reason simply by notifying Docent. Likewise, Docent may terminate your employment at any time and for any reason, with or without cause or advanced notice. Also, Docent retains its discretion to make all other decisions concerning your employment (e.g. demotions, transfers, job responsibilities, compensation or any other managerial decisions) with or without good cause. This at-will employment relationship cannot be changed except in a writing signed by an officer of Docent.

Kathleen, we look forward to having you join us at Docent. If you wish to accept employment at Docent under the terms described above, please sign and date and confirm your start date and return a copy to me by September 29, 1998.
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[LOGO]

Ms Kathleen Gogan
September 22, 1998
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We look forward to your favorable reply and to a productive and enjoyable work relationship.

                                  Sincerely,

                                  David R. Ellett
                                  President and Chief Executive Officer

Accepted:   _________________________   Date:  __________________
            Kathleen Gogan

Start Date:  __________________